SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549





                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                               Twinlab Corporation
                                (Name of Issuer)



                          Common Stock, $1.00 par value
                         (Title of Class of Securities)



                                   901774 10 9
                                 (CUSIP Number)


                                Page 1 of 5 Pages

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                                                                SCHEDULE 13G
                                                              Page 2 of  5 Pages

CUSIP No.   901774 10 9
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Steve Blechman

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)     [ ]

                                                                     (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      1,600,080
         NUMBER
         OF                    6)     SHARED VOTING POWER
         SHARES                       N/A
         BENEFICIALLY
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         1,600,080
         REPORTING
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         N/A

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,600,080

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         6.1%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN


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Item 1(a). Name of Issuer:

         Twinlab Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

         2120 Smithtown Avenue, Ronkonkoma, NY  11779

Item 2(a). Name of Person Filing:

         Steve Blechman

Item 2(b).  Address of Principal Business Office or, if None, Residence:

         2120 Smithtown Avenue, Ronkonkoma, NY  11779

Item 2(c).  Citizenship:

         United States of America

Item 2(d).  Title of Class of Securities:

         Common Stock, $1.00 par value  (the "Common Stock")

Item 2(e).   CUSIP Number:

         901774 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              Not applicable

Item 4. Ownership.


         (a)  Amount beneficially owned:  1,600,080 shares
         (b)  Percent of class:  6.1%
         (c)  Number of shares as to which filer has:



                                Page 3 of 5 Pages


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         (i) Sole power to vote or to direct the vote:

               1,600,080

         (ii) Shared power to vote or to direct the vote:

               Not Applicable

         (iii) Sole power to dispose or to direct the disposition of:

               1,600,080

         (iv)  Shared  power to  dispose  or to direct  the  disposition  of:

               Not Applicable

               Of such 1,600,080 shares, 834 shares are beneficially owned by minor children of Mr. Blechman. Mr. Blechman disclaims beneficial ownership of such securities beneficially owned by his minor children.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of Group.

         Not applicable

Item 10. Certification.

         Not applicable


                                Page 4 of 5 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  February  14, 1997



                                                     /s/ Steve Blechman
                                                     ------------------
                                                     Name:  Steve Blechman



                                Page 5 of 5 Pages